Exhibit 99.1

AmeriGas Partners Announces Completion of Tender Offer and Closing of $525 Million Senior Note Offering

02/13/2017

VALLEY FORGE, Pa., – AmeriGas Partners, L.P. (NYSE: APU) (“AmeriGas Partners”) announced today that it accepted for purchase the 7.00% Senior Notes due 2022 (the “2022 Notes”) issued by its wholly owned subsidiaries, AmeriGas Finance LLC and AmeriGas Finance Corp. (“AmeriGas Finance”) (CUSIP Number 03077JAB6), that were tendered in its previously announced tender offer (the “Tender Offer”) for any and all of the outstanding 2022 Notes, which commenced on February 6, 2017 and expired at 5:00 pm New York City time on February 10, 2017, by holders of $378,340,000 in aggregate principal amount, representing approximately 78.68% of the 2022 Notes (excluding tenders through guaranteed delivery procedures of $22,000 of the 2022 Notes).

Total consideration of $1,050.00 for each $1,000 principal amount of the 2022 Notes, plus accrued and unpaid interest, was paid to the holders of the 2022 Notes tendered and accepted for purchase.

In connection with the Tender Offer, AmeriGas Partners retained J.P. Morgan Securities LLC as the Dealer Manager.

AmeriGas Partners and AmeriGas Finance also announced today the closing of their previously announced issuance of $525 million aggregate principal amount of 5.750% Senior Notes due 2027 (the “Notes Offering”). The closing of the Notes Offering was a condition to AmeriGas Partners’ obligation to purchase 2022 Notes tendered in the Tender Offer, and the net proceeds of the Notes Offering have been used to pay the purchase price for the 2022 Notes accepted in the Tender Offer. Any remaining net proceeds will be used for general business purposes.

J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as joint book-running managers for the Notes Offering.

This announcement is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy, any note in any jurisdiction in which such an offer or solicitation, or the sale of these notes, would be unlawful without registration or qualification under the securities laws of such jurisdiction.

About AmeriGas Partners

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.9 million residential, commercial, industrial, agricultural, wholesale and motor fuel customers in all 50 states from approximately 1,900 propane distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners and the public owns the remaining 74%.

Forward-Looking Statements

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read AmeriGas Partners’ Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, liability for uninsured claims and for claims in excess of insurance coverage, political, economic and regulatory conditions in the U.S. and abroad, our ability to successfully integrate acquisitions and achieve anticipated synergies, and the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack. AmeriGas Partners undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Will Ruthrauff, 610-337-7000 ext. 6571

Shelly Oates, 610-337-7000 ext. 3202